UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 28, 2008

Nephros, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Broadway New York, NY		10032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:(212) 781-5113

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of April 28, 2008, Mark W. Lerner resigned as our Chief Financial Officer, and our Board of Directors appointed Gerald J. Kochanski, 54, as our Chief Financial Officer.

We are currently in discussions with Mr. Lerner regarding his potential role in assisting with our transition to a new Chief Financial Officer.

Mr. Kochanski most recently served as the Financial Services Director of Lordi Consulting LLC, a national consulting firm, from February 2007 through February 2008. From October 2004 until December 2006, Mr. Kochanski was the Chief Financial Officer of American Water Enterprises, Inc., a business unit of a privately owned company in the water and wastewater treatment industry. Previously, from November 1998 through September 2004, Mr. Kochanski was the Chief Financial Officer of Scanvec Amiable Ltd., a publicly traded provider of software to the signmaking, digital printing and engraving industries. Mr. Kochanski is a Certified Public Accountant and received his BS in Accounting and his MBA in Finance from La Salle University, where he has also been an adjunct accounting department faculty member since 1986.

We entered into an employment agreement with Mr. Kochanski, dated as of April 1, 2008. Pursuant to such employment agreement, Mr. Kochanski’s initial annual base salary is $185,000. For the first year of Mr. Kochanski’s employment, we will pay him a non-accountable commuting allowance of $10,000. In addition, we will pay up to $10,000 of Mr. Kochanski’s moving costs. Mr. Kochanski may be awarded a bonus based on performance. The employment agreement also provides that Mr. Kochanski shall be entitled to receive an option to purchase 250,000 shares of our common stock under our 2004 Equity Incentive Plan. The option will vest in four equal annual installments of 62,500 shares on each of March 31, 2009, March 31, 2010, March 31, 2011 and March 31, 2012, provided that he remains employed by us at such time, and provided further that all options shall vest and become exercisable in full immediately upon the occurrence of a Change in Control (as defined in our 2004 Stock Incentive Plan).

Mr. Kochanski’s employment agreement provides that, upon termination by us for Cause or Disability (as such terms are defined in the agreement) or by Mr. Kochanski for any reason other than his exercise of the Change of Control Termination Option (as defined in the agreement), we shall pay him only his accrued but unpaid base salary and bonuses for services rendered through the date of termination, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. If Mr. Kochanski’s employment is terminated by his death or by his voluntary resignation or retirement other than upon his exercise of the Change of Control Termination Option, then we shall pay him his accrued but unpaid base salary for services rendered through the date of termination and any bonuses due and payable through such date of termination and those that become due and payable within 90 days after such date. If we terminate Mr. Kochanski’s employment for any other reason, then, provided he continues to abide by certain confidentiality and non-compete provisions of his agreement and executes a release, he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for a period of either three months or, if he has been employed under the agreement for at least one year, six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner, such payments to be made at the times such base salary would have been paid had his employment not been terminated.

Upon any sale of all or substantially all of our business or assets, whether direct or indirect, by purchase, merger, consolidation or otherwise, Mr. Kochanski shall have a period of time in which to discuss, negotiate and confer with any successor entity regarding the terms and conditions of his continued employment. If Mr. Kochanski, acting reasonably, is unable to timely reach an agreement through good faith negotiations with such successor, then he may elect (the “Change of Control Termination Option”) to terminate his employment with us and receive the payments and bonuses described above with respect to such a termination.

Item 8.01	Other Events.

On April 29, 2008, we issued a press release announcing the appointment of Mr. Kochanski as our Chief Financial Officer and the resignation of Mr. Lerner. The full text of this press release is attached hereto as Exhibit 99.1. The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Nephros, Inc., dated April 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nephros, Inc.

Date: May 2, 2008	By:	/s/ Norman J. Barta
Norman J. Barta
President and Chief Executive Officer